EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Marathon Financial Corporation


We consent to the incorporation by reference in the Registration Statement (No. 33- ) on Form S-8 of Marathon Financial Corporation. and subsidiaries of our report dated January 24, 1997, related to the consolidated balance sheets of Marathon Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Marathon Financial Corporation.


                                            YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
November 26, 1997